Exhibit 10.16

CrossAmerica Partners LP Long-Term Incentive Plan

Award Agreement for Phantom Units

Time-Based Unit Award

Grantee: /$ParticipantName$/

Grant Date: October __, 2022

Number of Phantom Units: /$AwardsGranted$/ (the “Phantom Units”)

1. Grant of Phantom Units. CrossAmerica GP LLC, a Delaware limited liability company, in its capacity as the general partner (“General Partner”) of CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), hereby grants to you an award (“Award”) of Phantom Units under the CrossAmerica Partners LP 2022 Incentive Award Plan, as the same may be amended from time to time (the “Plan”),which are subject to the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement (the “Agreement”). Each Phantom Unit represents a notional Unit granted under the Plan which upon vesting entitles you to receive a Unit, an amount of cash equal to the Fair Market Value of a Unit, or a combination of cash and Units, as determined by the Committee in its sole discretion. Phantom Units are not actual Units, no Units shall be issued at the time the Award is made, and the Award shall not convey any of the rights or privileges or voting rights of a unitholder or limited partner of the Partnership with respect to any Phantom Units. This Award includes tandem Distribution Equivalent Rights (“DERs”), which entitle the Participant to receive, with respect to each Phantom Unit, so long as the underlying Phantom Unit has not either vested or been forfeited, an amount in cash equal to the distributions per Unit made by the Partnership on its outstanding Units. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan unless the context requires otherwise. References to “Section” herein, unless otherwise specified, refer to the Sections of this Agreement.

2. Vesting of Phantom Units.

The Phantom Units shall be unvested at issuance, and subject to Section 4 below, shall become vested and non-forfeitable as follows:

(a)
fifty percent (50%) of the Phantom Units shall become vested and non-forfeitable in three equal, annual installments beginning on December 31, 2023, provided you have remained in Continuous Service from the Grant Date through each applicable vesting date; and
(b)
the remaining 50% of the Phantom Units that are not subject to the vesting provisions of the preceding section 2(a) shall become vested and non-forfeitable upon retirement, provided however that in the case of retirement, the Committee, in its sole discretion determines, that such retirement is not adverse to the interests of the Partnership. Notwithstanding any of the foregoing, such Phantom Units shall become vested within 20 years form the Grant Date.

If on an applicable vesting date, the application of the above vesting schedule results in a fractional Phantom Unit being vested, the number of Phantom Units vesting on such date shall be rounded up to the next whole number of Phantom Units.

3. Administration. The Committee shall have the sole and complete discretion to administer, interpret and construe the Plan and this Agreement with respect to a Participant, and to determine any and all questions and issues arising with respect to the Plan and this Agreement. Without limiting the generality of the foregoing, the Committee, in its discretion, may elect to pay you an amount of cash equal to the Fair Market Value of a Unit determined on the date that such Unit otherwise would be granted to you, or may pay in any combination of Units and cash as the Committee, in its discretion, elects. Any decision of the Committee concerning the Plan, or this Agreement shall be final and binding on you.

4. Events Occurring Prior to Full Vesting.

(a) Death or Disability. If your Continuous Service terminates as a result of your death or Disability, the unvested Phantom Units then remaining automatically will become fully vested upon such termination of Continuous Service.

(b) Other Terminations. Subject to Section 2(b), if your Continuous Service terminates for any reason other than as provided in Section 4(a), unless otherwise determined by the Committee or its delegate in accordance with Section 2(b), the Phantom Units then remaining automatically shall be forfeited without payment upon such termination of Continuous Service.

5. Payments.

(a)
Payment of Units. Subject to Section 8, as soon as reasonably practical and not later than 30 days following the applicable vesting date, you shall be issued one Unit with respect to each vested Phantom Unit, unless the Committee, in its discretion, elects to pay you an amount of cash equal to the Fair Market Value of a Unit determined on such vesting date. If more than one Phantom Unit vests at the same time, the Partnership may pay such vested Phantom Units in any combination of Units and cash as the Committee, in its discretion, elects.

 (b) Payment of DERs. The Participant is entitled to receive, with respect to each Phantom Unit that has not either vested or been forfeited, cash payments equal to the distributions per Unit made by the Partnership on its outstanding Units, in each case promptly following (and in no event more than 30 days after) each such distribution made by the Partnership. Upon the forfeiture or vesting of the underlying Phantom Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions on Units made prior to the date of such forfeiture or vesting.

6. Limitations upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7. Restrictions. By accepting this Award, you agree that any Units that you may receive upon vesting of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Units acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the General Partner constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be received under this Agreement.

8. Withholding of Taxes. If the grant, vesting or payment of a Phantom Unit or DERs results in the receipt of compensation by you with respect to which the General Partner or an Affiliate has a tax withholding obligation pursuant to applicable law, the General Partner or an Affiliate shall withhold (or net) such cash and number of unrestricted Units otherwise payable to you as the General Partner or an Affiliate requires to meet its tax minimum statutory withholding obligations under such applicable laws.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

10. Amendment. The General Partner may amend or terminate the Plan and any instrument hereunder (including this Agreement) at any time, in whole or in part, and for any reason; provided, however, that except as to the extent necessary to comply with applicable laws and regulations (including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule) and to conform the provisions of this Agreement to any changes thereto, no such amendment or termination shall adversely affect the rights of a Participant with respect to Awards granted to the Participant prior to the effective date of such amendment or termination.

11. Nature of Payments. The Phantom Units, and payments made pursuant to the Phantom Units are not a part of salary or compensation paid or payable by the General Partner or its Affiliates for purposes of any other benefit or compensation plan or otherwise.

12. Severability. If a particular provision of the Plan or this Agreement shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall not affect any other provision of the Plan or this Agreement and the other provisions of the Plan or this Agreement shall remain in full force and effect.

13. Entire Agreement. Together with the Plan, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings, and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

14. Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PHANTOM UNITS AND DERS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS AWARD AGREEMENT AND THE PLAN.

GRANTEE

Signature: ______________________

Name: /$ParticipantName$/

Dated: _________________________

CROSSAMERICA PARTNERS LP

By CrossAmerica GP LLC, its general partner

Signature: ______________________

Name: Charles M. Nifong, Jr., President and CEO

Dated: _________________________